UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 29, 2014

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)  On January 29, 2014, the Board of Directors (the “Board”) of The Macerich Company (the “Company”) increased the number of directors to eleven and elected Steven Soboroff to serve as a director until the next annual meeting of stockholders and until his successor is duly elected and qualifies.  The Board determined that Mr. Soboroff is an independent director under the Company’s Director Independence Standards which comply with the New York Stock Exchange Corporate Governance Listing Standards.

Mr. Soboroff is the President of the Los Angeles Police Commission and has served in that position since his appointment to the Board of Police Commissioners by Los Angeles Mayor Eric Garcetti in August of 2013.  Since 1978, he has been the managing partner of Soboroff Partners, a shopping center development and leasing company.  During 2001 to 2010, he served in the roles of Chairman and CEO as well as President of Playa Vista, one of the country’s most significant multi-use real estate projects.  Mr. Soboroff also was the president of the Los Angeles Recreation and Parks Commission from 1995 to 2001 and a member of the Los Angeles Harbor Commission.  In addition, Mr. Soboroff is a board member of several non-profit philanthropic and academic organizations.

As a non-employee director, Mr. Soboroff will participate in the Company’s compensation and benefit programs for all non-employee directors of the Company as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, Exhibit 10.4.  In connection with his appointment to the Board, Mr. Soboroff also received 500 shares of restricted stock units of the Company, which will vest in one year.  The Company intends to enter into its standard form indemnification agreement with Mr. Soboroff.  There are no arrangements or understandings between Mr. Soboroff and any other person pursuant to which Mr. Soboroff was selected as a director, nor are there any transactions subject to Item 404(a) of Regulation S-K in which the Company is a participant and Mr. Soboroff has a material interest.

ITEM 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On and effective January 29, 2014, the Board amended and restated the Company’s Bylaws.  The following is a summary of changes effected by adoption of the Amended and Restated Bylaws, which is qualified in its entirety by reference to the Amended and Restated Bylaws filed as Exhibit 3.1 hereto and incorporated by reference.

GENERAL

In addition to the amendments described below, the Amended and Restated Bylaws include certain changes to (1) clarify language, (2) comply with or conform to Maryland law and (3) make various technical corrections and ministerial changes.  The Amended and Restated Bylaws are referred to herein as the amended Bylaws.

Special Stockholders Meetings.  The amended Bylaws clarify that a special meeting of stockholders shall be held on the date and at the time and place set by the Chairman of the Board, the Chief Executive Officer, the President or the Board, whoever has called the meeting.

Advance Notice of Director Nominations and New Business Proposals from Stockholders.  The amended Bylaws expand the information required to be disclosed by a stockholder nominating an individual for election to the Board or making a proposal of other business.

Action by Stockholders by Written Consent.  The amended Bylaws remove a requirement, no longer required by Maryland law, that, in connection with stockholders taking action by unanimous written or electronic consent, the Company must obtain a written waiver from stockholders entitled to notice of a stockholders meeting but not entitled to vote at such meeting.

Fixing of Record Date.  To conform to Maryland law, the amended Bylaws clarify that a meeting of stockholders may be adjourned or postponed to a date not more than 120 days after the original record date, without the need to set a new record date.

Surety Bonds.  The amended Bylaws remove references to outdated provisions concerning the giving of bonds by officers, agents or employees of the Company.

Indemnification and Advance of Expenses as a Witness.  The amended Bylaws clarify that a present or former director or officer is entitled to indemnification and the advancement of expenses to the maximum extent permitted by Maryland law in the event such director or officer is a witness in a proceeding.

Exclusive Forum for Certain Litigation.  The amended Bylaws provide that, unless the Company agrees otherwise, derivative claims, breach of director, officer or employee duty claims, claims pursuant to the Maryland General Corporation Law, the Company’s charter or Bylaws and claims governed by the internal affairs doctrine be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).

ITEM 9.01.          FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.  The following exhibit is filed herewith:

Exhibit 3.1                                     Amended and Restated Bylaws of The Macerich Company, as adopted on January 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on January 31, 2014.

THE MACERICH COMPANY

By: THOMAS J. LEANSE

/s/ Thomas J. Leanse
Senior Executive Vice President,
Chief Legal Officer and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	NAME

3.1	Amended and Restated Bylaws of The Macerich Company, as adopted on January 29, 2014.